Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Vicarious Surgical Inc. (for purposes of this section, “Vicarious Surgical”) should be read together with Vicarious Surgical’s audited financial statements as of and for the years ended December 31, 2020 and 2019, together with the related notes thereto, included in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2021 (the “Proxy Statement”). You should also read this discussion and analysis in conjunction with the accompanying unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K and our unaudited pro forma financial information as of and for the six months ended June 30, 2021 included elsewhere in this Current Report on Form 8-K, of which this Management’s Discussion and Analysis of Financial Condition and Results of Operations forms a part. The discussion and analysis should also be read together with the section titled “Selected Historical Financial Information of Vicarious Surgical” and the pro forma financial information as of and for the year ended December 31, 2020 included in the Proxy Statement. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” in the Proxy Statement. Actual results may differ materially from those contained in any forward-looking statements.

Business Overview

Vicarious Surgical is combining advanced miniaturized robotics, computer science and 3D visualization to build a new category of intelligent and affordable, single-incision surgical robot that virtually transports surgeons inside the patient to perform minimally invasive surgery, or MIS. With its next-generation robotics technology and proprietary human-like surgical robots, Vicarious Surgical is seeking to improve patient outcomes, as well as the cost and efficacy of surgical procedures.

Vicarious Surgical believes that the Vicarious System is the only robotic system to receive a “Breakthrough Device” designation from the U.S. Food and Drug Administration, or the FDA, for ventral hernia procedures. A Breakthrough Device designation offers multiple benefits designed to accelerate the timeline to market for novel medical devices, including priority review of the pre-market submission for the device, and it provides an established pathway to Centers for Medicare & Medicaid Services, or CMS, reimbursement and coverage. However, the process of medical device development is inherently uncertain and there is no guarantee that a Breakthrough Device designation will accelerate the timeline for approval or make it more likely that the Vicarious System will be approved. Led by a visionary team of engineers from the Massachusetts Institute of Technology, or MIT, Vicarious Surgical intends to deliver the next generation in robotic surgery, designed to solve the shortcomings of both open surgery, as well as current manual and robot-assisted MIS.

Vicarious Surgical estimates there are over 39 million soft tissue surgical procedures addressable by Vicarious Surgical’s technology. Of these procedures, it is estimated that more than 50% are performed using open surgery, and less than 5% are performed by current robot-assisted MIS.

Vicarious Surgical believes this slow adoption of robot-assisted surgery has occurred because of several factors, including the following:

●	Significant Capital Investment. Existing robotic systems require a high upfront cost and burdensome annual service contracts that are often prohibitively expensive, especially in outpatient settings. These capital costs are estimated to be up to $2.0 million per system upfront, plus an additional 10-20% annually for maintenance and service contracts.

●	Low Utilization. In addition to the significant acquisition costs, existing robotic systems create inefficiencies and increase costs to medical facilities considering adoption. Due to their large size and limited portability, existing robotic systems require the construction of a dedicated operating room, occupying valuable real estate within the hospital. Once in place, these robotic systems require extensive set-up and operating room turnover times, which limits the number of procedures that can be performed with the robotic system.

●	Limited Capabilities. Existing robotic systems have limited capabilities and are ill-suited for many outpatient procedures. Due to their limited degrees of freedom inside the abdomen, they depend on significant, complicated, robotic motion outside the body, and they have limited ability to operate in multiple quadrants, difficulty operating on the “ceiling” of the abdomen, create collisions inside and outside of the patient’s abdomen, and restrict overall access of the operating team to the patient.

●	Difficult to Use. Existing robotic systems necessitate device-specific training requiring the surgeon to “design the robotic motion” for each procedure. In choosing the incision sites, the surgeon must effectively design the kinematic motion of the robot for every procedure to operate well and avoid collisions inside and outside of the patient’s abdomen. They must design this kinematic motion with fewer degrees of freedom than they would employ using open surgery, restricting their natural movements. To become proficient at manipulating these legacy robotic systems to perform the procedures they otherwise were trained to perform via open surgery requires extensive training and several dozen procedures on live patients. As these systems are maintained in dedicated, expensive, operating rooms, obtaining access to train on the system becomes a significant impediment to adoption, resulting in more open surgeries.

Vicarious Surgical’s single-port system with advanced, miniaturized robotics and advanced visualization is designed to address the significant limitations of open surgery and existing single- and multi-port robotic surgical approaches to improve patient outcomes and enhance adoption by hospitals and other medical facilities. The Vicarious System is designed with a fundamentally different architecture, and proprietary “de-coupled actuators,” to overcome many of the limitations of open surgery or existing robot-assisted surgical procedures with a minimally invasive and more capable robotic system. This architecture enables unprecedented dexterity inside the abdomen through an ultra-thin support tube, providing significant improvement over existing legacy robotic systems and minimizing the complications and trauma associated with open surgery.

Financial Highlights

Vicarious Surgical is pre-revenue generating as of June 30, 2021.

Vicarious Surgical incurred a net loss of $11.9 million and $5.8 million for the six months ended June 30, 2021 and 2020, respectively, representing a period-over-period increased loss of 106%, primarily due to a $2.8 million increase in personnel-related expenses, $1.5 million of professional fees, $0.7 million of facilities expenses, $0.5 million of R&D supplies and materials, $0.1 million of interest expense and $0.5 million of other expenses. Vicarious Surgical’s increase in average headcount was driven almost entirely by its ramp up in R&D personnel for which its average headcount increased by 51.1% from an average of 45 people in the six months ended June 30, 2020 to an average of 68 people for the six months ended June 30, 2021.

Vicarious Surgical incurred a net loss of $12.9 million and $9.3 million for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increased loss of 38.2%, primarily due to a 37.5% increase in its average headcount. Vicarious Surgical’s increase in average headcount was driven almost entirely by its ramp up in R&D personnel for which its average headcount increased by 37.8% from an average of 37 people in the year ended December 31, 2019 to an average of 51 people for the year ended December 31, 2020.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. Vicarious Surgical continues to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on Vicarious Surgical’s operations, particularly as a result of preventive and precautionary measures that Vicarious Surgical, other businesses, and governments are taking. Refer to “Risk Factors” included in the Proxy Statement for more information. Vicarious Surgical is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States. However, COVID-19 is not expected to result in any significant changes in costs going forward. Vicarious Surgical will continue to monitor the performance of its business and reassess the impacts of COVID-19.

Factors Affecting Results of Operations

The following factors have been important to Vicarious Surgical’s business and Vicarious Surgical expects them to impact its results of operations and financial condition in future periods:

Revenue

To date, Vicarious Surgical has not generated any revenue. Vicarious Surgical does not expect to generate revenue until at least 2023 and only if it receives FDA approval of its product. Any revenue from initial sales of a new product is difficult to predict and in any event will initially only modestly reduce Vicarious Surgical’s continued net losses resulting from its increasing research and development and marketing activities.

Research and Development Expenses

Research and development, or R&D, expenses consist primarily of engineering, product development, clinical studies to develop and support Vicarious Surgical’s products, regulatory expenses, medical affairs, and other costs associated with products and technologies that are in development. These expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses, depreciation and an allocation of facility overhead expenses. Additionally, R&D expenses include costs associated with Vicarious Surgical’s clinical studies, including clinical trial design, clinical trial site initiation and study costs, data management, related travel expenses and the cost of products used for clinical trials, internal and external costs associated with Vicarious Surgical’s regulatory compliance and quality assurance functions and overhead costs. Vicarious Surgical expects R&D expenses as a percentage of revenue to vary over time depending on the level and timing of its new product development efforts, as well as its clinical development, clinical trial and other related activities.

General and Administrative Expenses

General and administrative, or G&A, expenses consist primarily of compensation for personnel, including stock-based compensation, related to executive, finance and accounting, information technology and human resource functions. Other G&A expenses include travel expenses, professional services fees (including legal, audit and tax fees), insurance costs, general corporate expenses and allocated facilities-related expenses. Vicarious Surgical expects G&A expenses to continue to increase in absolute dollars as Vicarious Surgical expands its infrastructure to both drive and support the anticipated growth due to additional legal, accounting, insurance and other expenses associated with being a public company.

Sales and Marketing Expenses

Sales and marketing, or S&M, expenses consist primarily of compensation for personnel, including stock-based compensation, related to selling and marketing functions and physician education programs. Other S&M expenses include training, travel expenses, promotional activities, marketing initiatives, market research and analysis, conferences and trade shows, professional services fees and allocated facilities-related expenses. Vicarious Surgical expects S&M expenses to continue to increase in absolute dollars as Vicarious Surgical increases potential customers’ awareness of its presence and prepares its sales and marketing function for its product launch at a future, yet undetermined date.

Interest Income

Interest income consists primarily of interest income earned on Vicarious Surgical’s cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest incurred on Vicarious Surgical’s outstanding equipment loans.

Results of Operations

The following table sets forth Vicarious Surgical’s historical operating results for the periods indicated:

	Six Months Ended June 30,
(in thousands, except for per share amounts)	2021	2020	Change	% Change
Operating expenses:
Research and development	$7,616	$4,327	$3,289	76%
Sales and marketing	551	414	137	33%
General and administrative	3,676	1,119	2,557	229%
Total operating expenses	11,843	5,860	5,983	102%
Loss from operations	(11,843)	(5,860)	(5,983)	102%
Other income (expense):
Interest income	2	112	(110)	(98)%
Interest expense	(28)	(2)	(26)	1,300%
Loss before income taxes	(11,869)	(5,750)	(6,119)	106%
Provision for income taxes	—	—	—	N/M
Net loss	$(11,869)	$(5,750)	$(6,119)	106%
Net loss per common share, basic and diluted	$(1.85)	$(1.02)	$(0.83)	81%

Comparison of the Six Months Ended June 30, 2021 and 2020

Research and Development Expenses. Research and development expenses increased $3.3 million, or 76%, to $7.6 million during the six months ended June 30, 2021, compared to $4.3 million during the six months ended June 30, 2020. The increase in research and development expenses was primarily due to increases of $2.1 million of personnel-related expenses, $0.4 million in professional services, $0.5 million in materials and supplies, $0.1 million in facility expenses and $0.2 million of other operating expense. The 62% increase in personnel-related expense was due primarily to an increase in average headcount of 51%, from an average of 45 people in the six months ended June 30, 2020 to an average of 68 people in the six months ended June 30, 2021 with the remainder of the increase attributable to increases in wages and benefits.

Sales and Marketing Expenses. The $0.1 million change in sales and marketing expenses for the six months ended June 30, 2020 to the six months ended June 30, 2021 was related to an increase in headcount.

General and Administrative Expenses. General and administrative expenses increased $2.6 million, or 229%, to $3.7 million during the six months ended June 30, 2021, compared to $1.1 million during the six months ended June 30, 2020. The increase in general and administrative costs was due to an increase of $0.7 million in personnel-related expenses, an increase of $1.1 million in professional fees, $0.5 million of facilities expenses associated with our expansion and new lease and $0.3 million of other expense. The increase in professional fees resulted from consulting, audit and legal fees associated with work performed in the six months ended June 30, 2021 to produce public company financial statements for the past two years.

Interest Income. Interest income decreased by $0.1 million, or 98% during the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The decrease in interest income was primarily due to a decrease in average short-term investments during the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Interest Expense. Interest expense increased by $26 thousand during the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This was primarily due to having the term loan outstanding for three months in 2021.

Income Taxes. Vicarious Surgical’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, Vicarious Surgical maintains a valuation allowance against its U.S. and state deferred tax assets.

The following table sets forth Vicarious Surgical’s historical operating results for the periods indicated:

	Year Ended December 31,
(in thousands, except for per share amounts)	2020	2019	Change	% Change
Operating expenses:
Research and development	$9,796	$7,479	$2,317	31%
Sales and marketing	861	250	611	244%
General and administrative	2,328	2,054	274	13%
Total operating expenses	12,985	9,783	3,202	33%
Loss from operations	(12,985)	(9,783)	(3,202)	33%
Other income (expense):
Interest income	113	471	(358)	-76%
Interest expense	(3)	(2)	(1)	50%
Loss before income taxes	(12,875)	(9,314)	(3,561)	38%
Provision for income taxes	—	—	—	N/M
Net loss	$(12,875)	$(9,314)	$(3,561)	38%
Net loss per common share, basic and diluted	$(2.22)	$(1.89)	$(0.33)	17%

Comparison of the Years Ended December 31, 2020 and 2019

Research and Development Expenses. Research and development expenses increased $2.3 million, or 31%, to $9.8 million during the year ended December 31, 2020, compared to $7.5 million during the year ended December 31, 2019. The increase in research and development expenses was primarily due to increases of $2.2 million of personnel-related expenses, $0.2 million in consulting, $0.1 million in legal (intellectual property) services, $0.1 million in information technology and $0.1 million in facility expenses partially offset by a $0.4 million decrease in materials and supplies. The increase in personnel-related expense was due primarily to an increase in average headcount of 38%, from an average of 37 people in 2019 to an average of 51 people in 2020.

Sales and Marketing Expenses. Sales and marketing expenses increased $0.6 million, or 244%, from $0.3 million in the year ended 2019 to $0.9 million during the year ended December 31, 2020. The increase in sales and marketing costs was primarily due to an increase of $0.4 million in personnel-related expenses as a result of an increase in headcount and an increase of $0.2 million in professional fees.

General and Administrative Expenses. General and administrative expenses increased $0.3 million, or 13%, to $2.3 million during the year ended December 31, 2020, compared to $2.0 million during the year ended December 31, 2019. The increase in general and administrative costs was due to an increase of $0.1 million in personnel-related expenses, and an increase of $0.2 million in professional fees, partially offset by a decrease of $0.1 million in travel costs due to COVID-19.

Interest Income. Interest income decreased by $0.4 million, or 76% during the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease in interest income was primarily due to a decrease in average short-term investments during the year ended December 31, 2020, compared to the year ended December 31, 2019.

Interest Expense. Interest expense relates primarily to outstanding equipment loans. The immaterial increase during the year ended December 31, 2020, compared to the year ended December 31, 2019 was due to having the equipment loans outstanding for 12 months in 2020 versus only eight months in 2019, the year they originated.

Income Taxes. Vicarious Surgical’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, Vicarious Surgical maintains a valuation allowance against its U.S. and state deferred tax assets.

Liquidity and Capital Resources

To date, Vicarious Surgical’s primary sources of capital have been private placements of preferred stock. Vicarious Surgical has incurred a net loss in each of its annual periods since its inception. Vicarious Surgical incurred net losses of $12.9 million and $9.3 million during the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, Vicarious Surgical held cash and cash equivalents of $7.7 million and had an accumulated deficit of $43.5 million.

We expect net losses to continue in connection with our ongoing activities, particularly as we continue to invest in commercialization and new product development. As noted in the "Recent Developments" section above, we entered into a Merger Agreement with D8 Holdings Corp. On a gross basis, we have approximately $198 million in cash as a result of the transaction which we expect to be sufficient to support our operations for at least the next twelve months.

Vicarious Surgical may seek to sell additional common or preferred equity or convertible debt securities, enter into an additional credit facility or another form of third-party funding or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to Vicarious Surgical’s stockholders and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of Vicarious Surgical’s common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on Vicarious Surgical’s operations. If Vicarious Surgical raises funds through collaborations and licensing arrangements, it might be required to relinquish significant rights to its platform technologies or products or grant licenses on terms that are not favorable to Vicarious Surgical. Additional capital may not be available on reasonable terms, or at all.

Cash

Vicarious Surgical’s cash and cash equivalents balance as of June 30, 2021 was $7.7 million. Vicarious Surgical’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.

Cash Flows Summary

Comparison of the Years Ended December 31, 2020 and December 31, 2019 and the Six Months Ended June 30, 2021 and June 30, 2020

The following table summarizes Vicarious Surgical’s sources and uses of cash for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Statement of Cash Flows Data:
Net cash used in operating activities	$(9,904)	$(5,542)	$(12,038)	$(8,711)
Net cash provided by (used in) investing activities	(340)	13,262	13,204	(1,846)
Net cash provided by financing activities	1,587	(23)	13,515	9,998

Cash flows for the six months ended June 30, 2021 and 2020

Operating Activities

Net cash used in operating activities during the six months ended June 30, 2021 was $9.9 million, attributable to a net loss of $11.91 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $1.2 million and non-cash items of $0.7 million. Non-cash items consisted of $0.6 million in stock-based compensation and $0.1 million of depreciation and amortization. The $1.2 million change in Vicarious Surgical’s net operating assets and liabilities was primarily due to a $0.5 million increase in accounts payable, a $0.8 million increase in accrued expenses and a $0.3 million increase in deferred rent, partially offset by a $0.2 million increase in prepaid expenses and other current assets and a $0.2 million increase in deferred transaction costs.

Net cash used in operating activities for the six months ended June 30, 2020 was $5.5 million, attributable to a net loss of $5.8 million offset by an increase in non-cash items of $0.2 million. Non-cash items consisted of $0.1 million in stock-based compensation and $0.1 million in depreciation.

Cash flows used in Investing Activities

Net cash used by investing activities for the six months ended June 30, 2021 was $0.3 million for equipment purchases.

Net cash provided by investing activities for the six months ended June 30, 2020 was $13.3 million from short-term investments that matured during the period.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was $1.6 million and related to the proceeds from a term loan of $1.5 million and $0.1 million in proceeds received from the exercise of stock options.

Net cash used in financing activities for the six months ended June 30, 2020 was flat.

Cash flows for the Years Ended December 31, 2020 and 2019

Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $12.0 million, attributable to a net loss of $12.9 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $0.3 million and non-cash items of $0.6 million. Non-cash items consisted of $0.4 million in stock-based compensation and $0.2 million in depreciation. The $0.3 million change in Vicarious Surgical’s net operating assets and liabilities was primarily due to a $0.2 million increase in accounts payable and a $0.1 million increase in accrued expenses.

Net cash used in operating activities for the year ended December 31, 2019 was $8.7 million, attributable to a net loss of $9.3 million and a net change in Vicarious Surgical’s net operating assets and liabilities of $0.2 million and non-cash items of $0.4 million. Non-cash items consisted of $0.3 million in stock-based compensation and $0.1 million in depreciation. The change in Vicarious Surgical’s net operating assets and liabilities was due to a $0.2 million increase in accrued expenses and a $0.1 million increase in accounts payable offset by a $0.1 million increase in prepaid expenses and other current assets.

Cash flows used in Investing Activities

Net cash provided by investing activities for the year ended December 31, 2020 was $13.2 million and related to the sales and maturities of short-term investments of $13.3 million, offset by purchases of property and equipment of $0.1 million.

Net cash used in investing activities for the year ended December 31, 2019 was $1.8 million and related to the purchases of short-term investments of $1.6 million and the purchases of property and equipment of $0.2 million.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $13.5 million and related to proceeds of $13.5 million from the issuance of Vicarious Surgical’s Series A3 convertible preferred stock.

Net cash provided by financing activities for the year ended December 31, 2019 was $10.0 million and related to net proceeds of $10.0 million from the issuance of Vicarious Surgical’s Series A2 convertible preferred stock.

Off-Balance Sheet Arrangements

During the periods presented, Vicarious Surgical did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Vicarious Surgical’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires Vicarious Surgical to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the consolidated balance sheet date, as well as the reported expenses incurred during the reporting periods. Vicarious Surgical management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Vicarious Surgical’s consolidated financial statements.

While Vicarious Surgical’s significant accounting policies are described in the notes to Vicarious Surgical’s historical financial statements included elsewhere in the Proxy Statement (see Note 2 in the accompanying audited financial statements of Vicarious Surgical), we believe the following critical accounting policy requires significant judgment and estimates in the preparation of our financial statements:

Stock-Based Compensation

Vicarious Surgical accounts for all stock-based compensation, including stock options and warrants, at fair value and recognizes stock-based compensation expense for those equity awards, net of actual forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of Vicarious Surgical’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as the fair value of the common stock, expected volatility and expected term. Vicarious Surgical’s estimates of these assumptions are primarily based on the fair value of Vicarious Surgical’s stock, historical data, peer company data and judgment regarding future trends. The fair value of Vicarious Surgical’s common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, Vicarious Surgical’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, the illiquid nature of the common stock, arm’s length sales of Vicarious Surgical’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as Vicarious Surgical’s common stock is not actively traded. Vicarious Surgical uses the simplified method when calculating the expected term due to insufficient historical exercise data. Vicarious Surgical’s stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries. The dividend yield used is zero, as Vicarious Surgical has never paid any cash dividends and does not anticipate doing so in the foreseeable future.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Vicarious Surgical’s financial position and results of operations is disclosed in Note 2 in Vicarious Surgical’s financial statements included in the Proxy Statement.

Emerging Growth Company

Following the Business Combination, Vicarious Surgical expects to become an “emerging growth company,” as defined in the JOBS Act. Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Vicarious Surgical intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Vicarious Surgical also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.